EXHIBIT 99.1


                         VARSITY BRANDS, INC. ANNOUNCES
                      'MODIFIED DUTCH AUCTION' TENDER OFFER
               FOR A PORTION OF ITS 10-1/2% SENIOR NOTES DUE 2007

         MEMPHIS,  TENN.,  NOV. 14 /PRNEWSWIRE/  -- Varsity Brands,  Inc. (Amex:
RDL; the "Company ") announced today that it has commenced a "Modified Dutch Auction" tender offer for a portion of its outstanding 10-1/2% Senior Notes due 2007.

         The Company is inviting holders to submit offers to sell notes, at a price determined by each holder, within a range of $700 to $800 per $1,000 principal amount, upon the terms and conditions specified in the Invitation dated November 14, 2001. Holders whose notes are accepted for purchase will also receive accrued and unpaid interest upon consummation of the tender offer.

         Based on the above range, and available cash sources of $23,100,000, the maximum principal amount of notes the Company may purchase pursuant to the Invitation is from $28,875,000 (based on the maximum purchase price) to $33,000,000 (based on the minimum purchase price).

         The tender offer will expire at 5:00 p.m., New York City time, on December 13, 2001, unless extended or earlier terminated (the "Expiration Date"). Tenders of notes may be made or withdrawn at any time prior to the Expiration Date. There is no condition that a minimum principal amount of notes be offered for sale pursuant to the Invitation.

         The Company is making the tender offer by way of a "Modified Dutch Auction" procedure. Under this procedure, the Company will accept notes offered for sale in the following order: first, offers to sell notes at $700 per $1,000 principal amount and continuing with offers to sell notes in order of increasing offer price, until the Company has spent $23,100,000 (excluding accrued interest). The Company will pay to all holders whose offers are accepted the highest price offered for notes that are accepted for purchase by the Company (the "Clearing Price"), even if that price is higher than the price offered by such holder. If the aggregate principal amount of notes offered at the Clearing Price exceeds the maximum principal amount of notes that may be accepted by the Company at the Clearing Price under the foregoing procedure, acceptances of offers at the Clearing Price will be allocated among holders on a pro rata basis according to the principal amount so offered. Notes tendered above the Clearing Price will not be accepted.

         The Company intends to finance the purchase of notes with the proceeds remaining from its June 2001 sale of its Riddell Team Sports Division. Approximately $23,100,000 of such proceeds remains unused. If the tender offer is fully subscribed, no excess proceeds would remain. If the tender offer is not fully subscribed, any remaining excess proceeds may be used for purchases of equipment and other capital expenditures, to make acquisitions, to reduce senior debt, or any combination of the foregoing.

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         The  terms  and  conditions  of the  tender  offer are set forth in the
Company's Invitation dated November 14, 2001. This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell any notes. The offer may only be made pursuant to the terms of the Invitation and related Letter of Transmittal.

         Banc of America Securities LLC is the exclusive dealer manager, HSBC Bank is the depositary, and Innisfree M&A Incorporated is the information agent in connection with the tender offer. Copies of the Invitation and related offer documents may be obtained from the information agent at 212-750-5833 (banks & brokers) or 888-750-5834 (others toll-free). Additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-4813 (collect).

About the Company

         In September 2001, at its annual shareholders' meeting the company changed its name to Varsity Brands, Inc. from Riddell Sports Inc. in connection with the June 2001 sale of the Riddell Group Division. For the present time, the company intends to maintain its "RDL" ticker for trading on the American Stock Exchange.

         The company manufactures cheerleading and dance team products and markets those products and related services, including special events, competitions, and instruction at clinics and camps, through a year-round marketing strategy. Varsity markets its proprietary products and services to
schools,   recreational   organizations,   coaches  and   participants   in  the
extra-curricular market using its own nationwide sales force, as well as websites that are targeted to specific audiences and specific activities.

         STATEMENTS MADE IN THIS PRESS RELEASE CONCERNING THE COMPANY'S TENDER OFFER ARE "FORWARD-LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER FEDERAL SECURITIES LAWS. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO THOSE RELATED TO THE USE OF EXCESS PROCEEDS IN THE EVENT THE TENDER OFFER IS NOT FULLY SUBSCRIBED.

                          SOURCE: VARSITY BRANDS, INC.